Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated April 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Corphousing Inc. and Affiliates as of and for the years ended December 31, 2021 and 2020. We also consent to the reference to our firm under the heading "Experts" appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

April 15, 2022